EXHIBIT 2.4


                               FIRST AMENDMENT TO
                            ASSET PURCHASE AGREEMENT


         THIS FIRST AMENDMENT TO ASSET PURCHASE AGREEMENT (the "FIRST AMENDMENT") is made as of this 4th day of March, 1998, by and among Source One Wireless I, L.L.C., a Delaware limited liability company (the "FORMER SELLER"), Source One Wireless, L.L.C., a Delaware limited liability company (the "PARENT") and Community Redevelopment Corporation, a Florida Corporation (the "PURCHASER"). All terms not otherwise defined herein shall have the meanings ascribed to them in the Agreement (as defined below).

                                    RECITALS

         A. Except for the Parent, the parties to this First Amendment entered into that certain Asset Purchase Agreement, dated as of the 19th day of January, 1998 (the "AGREEMENT").

         B. Parent is the controlling Member of the Former Seller.

         C. The parties to the Agreement now wish to amend the Agreement to, among other things, include the Parent as a party to the Agreement and to provide for the contribution of all of the Membership Interests in the Former Seller to Buyer rather than the sale of all of the substantially all of the assets of the Former Seller.

         D. The parties also wish to amend the Agreement to extend the Closing Date.

                                    AGREEMENT

         NOW THEREFORE, in consideration of the foregoing recitals, which are hereby incorporated herein, and the mutual promises herein contained, the parties hereby agree as follows:

1. The Agreement is amended to substitute the Parent as the "Seller" in place of the Former Seller, with the Former Seller being discharged and relieved of all obligations and liabilities attendant and appurtenant to the Former Seller's prior status as "Seller" under the Agreement.

2. The Parent agrees to be bound by the terms of the Agreement, as though the Parent had entered into the Agreement as the "Seller" on January 19, 1998, and discharge all duties and obligations that the Agreement imposes upon the Seller.

3. The Parent specifically affirms all representations and warranties made or given by the Former Seller as to the Former Seller in the Agreement.

4. The Former Seller agrees that it shall be jointly and severally liable with the Parent for any and all obligations imposed on the Seller in the Agreement.

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5.       Exhibit A hereto sets forth the name of each Member of the Former
         Seller and the percentage Membership Interest held by such Member.

6. Section 2.1 of the Agreement is hereby deleted and the following is substituted therefor:

                  2.1 Sale of Membership Interests. On the basis of the representations and warranties and subject to the terms and conditions set forth in this Agreement, Parent agrees to sell, transfer, assign, convey and deliver all of its Membership Interest in Source One and to cause each of the other Members to sell, transfer, assign, convey and deliver all of such Member's Membership Interest in Source One to Purchaser (the Membership Interests are referred to herein as the "PURCHASED ASSETS") and Purchaser agrees to purchase, accept and acquire the Purchased Assets, free and clear of all Liens (except permitted encumbrances). The Parties hereto intend that the transactions contemplated herein shall qualify as a tax-free transfer to a controlled corporation pursuant to Internal Revenue Code ss. 351.

7. The first paragraph of Section 3.1 of the Agreement is hereby deleted and the following provision is substituted therefor:

                  3.1 Retained Liabilities. Parent agrees to assume, pay and perform the following obligations, liabilities and indebtedness of Source One as at the Effective Time (the "RETAINED LIABILITIES"):

                           (i) Any and all income taxes attributable to Source
                  One for any and all periods prior to the Effective Time;

                           (ii) Any and all obligations of Source One incurred
                  in connection with this transaction, and all fees to attorneys, investment bankers, accountants or others for services rendered or expenses incurred on behalf of Source One;

                           (iii) Any and all of Source One's broker's or
                  finder's fees, commissions or like payments arising out of or based upon any act or admission of Seller, including, without limitation, any fee due to Strategica Capital Corp.;

                           (iv) All losses existing as of or prior to the
                  Effective Time of any kind whatsoever, including, without limitation, court costs and attorneys fees covering, incurred or sustained as a direct or indirect result of the presence on or under, or the release, escape, seepage, leakage, discharge, or migration at or from, any of the Leased Real Property of any hazardous materials or non-hazardous materials, waste or substance, waste or substance and whether asserted under or rising under any applicable law or regulation relating to pollution, the environment, human safety and health, transportation or the production, storage, labeling or disposition of hazardous materials;

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                           (v) Any and all indebtedness amd obligations of
                  Source One to Parent as at the Effective Time or arising thereafter, except approximately $11.6 million dollars to repaid in connection with the Step Rate Subordinated Notes of parent.

8. Section 4.2 is hereby amended by deleting the term "Seller" and substituting therefor the terms "Parent and the other Members of Source One".

9.       Article X is hereby amended by renumbering Section 10.12 as Section
         10.13 and inserting the following as Section 10.12.

                  10.12 $1.2 Million Note. Source One's $1.2 Million Note to Purchaser shall be converted to a capital contribution by Purchaser in Source One.

         IN WITNESS WHEREOF, the parties hereto have executed this First Amendment as of the date written above.

PARENT:

SOURCE ONE WIRELESS, L.L.C.


By: /s/ Dov Trop
   ---------------------------------
Its: President
    --------------------------------


THE FORMER SELLER:

SOURCE ONE WIRELESS I, L.L.C.


By: /s/ Dov Trop
   ---------------------------------
Its: President
    --------------------------------


PURCHASER:

COMMUNITY REDEVELOPMENT CORPORATION.


By: Eamon Toner
   ---------------------------------
Its: President
    --------------------------------